EXHIBIT 99.2

Bylaws: Article III - Section 1

1. NUMBER AND POWERS: The management of all the affairs, property and interests of the corporation shall be vested in a Board of Directors. The Board of Directors shall consist of six (6) persons who shall be elected for a term of one year, and shall hold office until their successors are elected and qualified. The number of directors may thereafter be changed from time to time by resolution of the Board of Directors or of the stockholders. Directors need not be stockholders or residents of the State of Delaware. In addition to the powers and authorities expressly conferred upon the Board of Directors by these Bylaws and the Certificate of Incorporation, the Board of Directors may exercise all such powers of the corporation and do all such lawful acts as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.


                                        1